Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: John Stafford (415) 765-4850
BANCWEST CAPITAL I ANNOUNCES REDEMPTION
OF QUARTERLY INCOME PREFERRED SECURITIES
     (SAN FRANCISCO, CALIFORNIA, October 28, 2005) — BancWest Capital I announced that it would redeem all of its 6,000,000 outstanding 9.50% Quarterly Income Preferred Securities (QUIPS) (NYSE: BWE/P, Cusip: 05978Q208). The redemption will take place on December 1, 2005, at a price of $25 per QUIPS plus accrued and unpaid distributions to the redemption date. After the redemption date, distributions will cease to accrue. Distributions to be paid on December 1, 2005 will be paid in the normal manner to holders of record November 30, 2005.
     BancWest Capital I is a Delaware trust established in 2000 by BancWest Corporation at the time of the QUIPS issuance. The Trust owns Junior Subordinated Debentures issued by BancWest Corporation, which also are being redeemed on December 1, 2005.
     Since the QUIPS are evidenced only by book-entry on the records of the Depository Trust Company (DTC), payment of the redemption price will be made by JP Morgan Institutional Trust Services, as paying agent, without presentation of the QUIPS. DTC will record said payment and reduction in the principal amount of the QUIPS as of December 1, 2005.
     The Notice of Redemption will be mailed to holders of record of the QUIPS on or about October 28, 2005. Questions relating to the Notice of Redemption should be directed to JP Morgan Bondholder Services at (800) 275-2048.
     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $54.6 billion. It is a wholly owned subsidiary of BNP Paribas (www.bnpparibas.com), an international financial services group. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (477 banking locations in Arizona, California, Colorado, Idaho, Iowa, Minnesota, Nebraska, New Mexico, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington, Wisconsin and Wyoming) and First Hawaiian Bank (62 branches in Hawaii, Guam and Saipan).
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